Exhibit 4.01

KELLOGG COMPANY

2.875% Senior Notes due June 1, 2008

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	REGISTERED

No. R-1	U.S.$500,000,000 CUSIP No.: 487836 AY 4 ISIN No.: US487836AY41 Common Code No.: 017005162

     Kellogg Company, a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum set forth above or such other principal sum on the Schedule attached hereto (which shall not exceed U.S.$500,000,000) on June 1, 2008, and to pay interest thereon from June 5, 2003 or from the most recent interest payment date to which interest has been paid or duly provided for, semiannually on June 1 and December 1 in each year, commencing December 1, 2003, at the rate of 2.875% per annum, until the principal hereof is paid or made available for payment.

     The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such interest payment date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Securityholder on such regular record date and may either be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Securityholders of this Series not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this Series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

     Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register, provided that such Person shall have given the Trustee written wire instructions at least five Business Days prior to the applicable Interest Payment Date.

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signatures appear on next page]

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     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: June 5, 2003

KELLOGG COMPANY

By:	/s/ Joel R. Wittenberg

Name: Joel R. Wittenberg Title: Vice President and Treasurer

By:	/s/ Gary H. Pilnick

Name: Gary H. Pilnick Title: Vice President, Deputy General Counsel and Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

     This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

BNY MIDWEST TRUST COMPANY, as Trustee

By:	/s/ Roxane Ellwanger

Authorized Signatory

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[FORM OF REVERSE SIDE OF SECURITY]

2.875% Senior Notes due June 1, 2008

     Section 1. Indenture

     The Company issued the Securities under an Indenture, dated as of March 15, 2001, between the Company and the Trustee, and Supplemental Indenture No. 1 thereto, dated as of March 29, 2001 (collectively, the “Indenture”). The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Securities are subject to all terms and provisions of the Indenture, and Securityholders are referred to the Indenture and the Trust Indenture Act for a statement of such terms and provisions.

     The Securities are senior unsecured obligations of the Company initially limited to $500,000,000 aggregate principal amount at any one time outstanding. This Security is one of a Series designated as 2.875% Senior Notes due 2008 of the Company.

     Section 2. Redemption

     All or a portion of the Securities will be redeemable at any time or from time to time at the option of the Company at a redemption price equal to the greater of

     (a)  one hundred percent (100%) of the principal amount of the Securities to be redeemed on the redemption date; and

     (b)  the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed on such redemption date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), plus 15 basis points, plus, in each case, accrued and unpaid interest on the Securities to the redemption date. Notwithstanding the foregoing, installments of interest on the Securities that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered Securityholders as of the close of business on the relevant record date according to the Securities and the Indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Securityholder. Once notice of redemption is mailed, the Securities called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

     “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations or (iii) if only one Reference Treasury Dealer Quotation is received, such Quotation.

     “Reference Treasury Dealer” means (i) Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. (or its respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer(s) selected by the Company.

     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

     On and after the redemption date, interest will cease to accrue on the Securities or any portion of the Securities called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Company will deposit with a Paying Agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the Securities to be redeemed on that date. If less than all of the securities of any series are to be redeemed, the securities to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate.

     Section 3. Payment of Additional Amounts

     The Company shall pay to any Securityholder who is a non-United States person such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment in respect of the principal, premium, if any, or interest, if any, on such Securities, after deduction or withholding by the Company or any Paying Agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Securities to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge. The foregoing obligation to pay such Additional Amounts shall not apply to:

     (a)  any tax, assessment or other governmental charge which would not have been so imposed but for:

(i) the existence of any present or former connection between such Securityholder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such Securityholder, if such Securityholder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such Securityholder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, or

(ii) such Securityholder’s present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

     (b)  any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Securityholder for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

     (c)  any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

     (d)  any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of or interest, if any, on any of the Securities;

     (e)  any tax, assessment or other governmental charge imposed on interest received by a Securityholder or beneficial owner of the Securities who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

     (f)  any tax, assessment or other governmental charge imposed as a result of the failure to comply with:

(i) certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the Securityholder or beneficial owner of the Securities, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding), or

(ii) any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

     (g)  any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of or interest, if any, on any of the Securities, if such payment can be made without such withholding by at least one other Paying Agent;

     (h)  any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such directive; or

     (i)  any combination of items (a), (b), (c), (d), (e), (f), (g) or (h);

nor will such Additional Amounts be paid to any Securityholder who is a fiduciary or partnership or other than the sole beneficial owner of the Securities to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the Securities would not have been entitled to payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Securityholder. The Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this Section 3, the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     Section 4. Redemption for Tax Reasons

     If, as a result of:

(a) any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, which becomes effective after May 29, 2003 or which proposal is made after such date,

(b) any change in the official application or interpretation of such laws, including any official proposal for such a change, amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after May 29, 2003 or which proposal is made after such date,

(c) any action taken by any taxing authority of the United States which action is taken or becomes generally known after May 29, 2003, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to the Company, there is, in such case, in the written opinion of independent legal counsel of recognized standing to the Company, a material increase in the probability that the Company has or may become obligated to pay Additional Amounts, and the Company in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it, not including assignment of the Securities, the Securities affected thereby may be redeemed, as a whole but not in part, at the Company’s option at any time thereafter, upon notice to the Trustee and the Securityholders affected thereby in accordance with the provisions of this Security and the Indenture at a redemption price equal to 100% of the principal amount of the Securities to be redeemed together with accrued interest thereon to the date fixed for redemption.

     Section 5. Sinking Fund

     The Securities are not subject to any sinking fund.

     Section 6. Denominations; Transfer; Exchange

     The Securities are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Securityholder may transfer or exchange Securities in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Securityholder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption or to transfer or exchange any Securities for a period of 15 days prior to the mailing of a notice of redemption of Securities to be redeemed.

     A global Security deposited with the Depositary or the Trustee shall be transferred to the beneficial owner thereof in the form of Definitive Securities only if (a) the Company notifies the Trustee in writing that the Depositary, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the Securities or the Depositary ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (b) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Securities in definitive form under the Indenture or (c) upon the occurrence and continuation of an Event of Default under the Indenture with respect to the Securities. Upon surrender by the Depositary of the global Securities, certificated Securities will be issued to each Person that the Depositary identifies as the beneficial owner of the Securities represented by the global Security. Upon any such issuance, the Trustee is required to register the certificated Securities in the name of the Person or Persons or the nominee of any of these Persons and cause the same to be delivered to these Persons. Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any participant or indirect participant in identifying the beneficial owners of the related Securities and each such Person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes, including with respect to the registration and delivery, and respective principal amounts, of the Securities to be issued.

     Section 7. Events of Default

     If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

     Section 8. Persons Deemed Owners

     The registered Securityholder may be treated as the owner of it for all purposes.

     Section 9. Unclaimed Money

     If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Securityholders entitled to the money must look only to the Company and not to the Trustee for payment.

     Section 10. Discharge and Defeasance

     Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.

     Section 11. Trustee Dealings with the Company

     Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

     Section 12. No Recourse Against Others

     A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

     Section 13. Authentication

     This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

     Section 14. Notices

     Notices to Securityholders will be published in authorized daily newspapers in the City of New York, in London, and, so long as the Securities are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in the City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.

     Section 15. Governing Law

     THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     Section 16. CUSIP Numbers

     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     Section 17. Defined Terms

     All terms used in this Security which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

     The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture which has in it the text of this Security.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE
OR REGISTRATION OF TRANSFER OF SECURITIES

     This Certificate relates to $                principal amount of Securities held in (check applicable space)      book-entry or      definitive form by                   (the “Transferor”).

The Transferor (check one box below):

has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Security held by the Depositary a Security or Securities in definitive, registered form of authorized denominations in an aggregate principal amount equal to its beneficial interest in such Global Security (or the portion thereof indicated above); or

has requested the Trustee by written order to exchange or register the transfer of a Security or Securities.

[INSERT NAME OF TRANSFEROR]

Dated:	By:

SCHEDULE OF EXCHANGES

     The following exchanges of a part of this Book-Entry Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Book-Entry Security	Amount of increase in Principal Amount of this Book-Entry Security	Principal Amount of this Book-Entry Security following such decrease (or increase)	Signature of authorized signatory of Trustee or Security Custodian

ASSIGNMENT FORM

To assign this Security, fill in the form below:
I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint              agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.